Exhibit 99.2

FA Email

Subject: CNL Healthcare Properties Announces Estimated NAV Results

March 12, 2024

FOR BROKER-DEALER AND RIA USE ONLY.

Dear Financial Professional,

CNL Healthcare Properties filed a Form 8-K on March 12, 2024, to announce the estimated net asset value (NAV) 1 per share for its common stock as of Dec. 31, 2023.

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The company’s board of directors unanimously approved an estimated NAV per share of $6.28 as of Dec. 31, 2023, compared to $6.92 as of Dec. 31, the prior year.[1] The $0.64 per share decline represents a 9.25% decrease year-to-year. The decrease is due to a decline in the value of the company’s appraised properties and a reduction in value driven primarily by nonrecurring costs connected with the successful early refinancing of the company’s $600 million corporate credit facility in December 2023. The aggregate appraised value the company’s comparable properties declined by approximately $92.2 million to $1.67 billion as of Dec. 31, 2023.

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Economic uncertainty, rising costs of capital and inflationary pressures, coupled with an especially tightened credit environment, have put material downward pressure on commercial property values by way of increased capitalization (cap) rates and discount rates, as well as dampened cash flow margins across the seniors housing industry and general commercial real estate market for the past two years. Macroeconomic factors and a disjointed transaction and credit environment have created a challenging market for many real estate sectors, including seniors housing. While the company’s portfolio balance sheet produced previously unseen positive net operating income (NOI) growth in 2023, macroeconomic factors noted above played a key role in tempering the current valuation of its assets. The company expects any future interest rate cuts will likely positively impact its portfolio and valuations of real estate assets in general.

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During 2023, the company made real and tangible operational progress growing aggregate occupancy by more than 100 basis points in the company’s properties managed under third-party operating agreements (RIDEA) and expanded NOI from pandemic-driven lows. By way of example, the company’s RIDEA properties have now posted nine consecutive quarters of year-over-year revenue growth and six consecutive quarters of year-over-year NOI growth. Additionally, the company’s leased properties have maintained strong occupancy and have been able to organically support lease payments received, further contributing to its operational success in 2023.

•	The net decrease in the aggregate appraised property value of the company’s 70 appraised assets (69 seniors housing properties and one parcel of land) was driven primarily by:

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54 RIDEA properties that experienced a weighted average increase of 32 basis points to the discount rate and a weighted average increase of 55 basis points to the terminal cap rate used in the discounted cash flow (DCF) analyses.

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15 NNN properties that saw an increase in year-over-year total appraised values due to a decrease in weighted average direct cap rates at 13 properties and improved performance at two properties valued using a discounted cash flow analysis.

•	The vacant land value was unchanged.

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The valuation methodology for the properties remained the same between the 2023 and 2022 valuations. Again, this year, the estimated NAV per share includes a deduction for the company’s current projection of approximate property-level transaction costs and a decrease in year-over-year, same-store appraised real estate values. The projected disposition costs are estimated based on a hypothetical orderly sale of the company’s assets. The company elected to deduct these costs starting with the estimated 2017 NAV following its announcement and initiation of the exploration of strategic alternatives to provide liquidity to shareholders.

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The current estimated NAV per share is the midpoint of the range of values, $5.93 to $6.58 per share, provided by the company’s independent third-party valuation consultant, Robert A. Stanger & Co. The midpoint of the range was recommended by the board’s valuation committee, consisting solely of the company’s independent directors, and then unanimously approved by the board. The estimated NAV is a snapshot in time and does not necessarily indicate the value the company or its shareholders may receive now or in the future. The estimated NAV excludes any portfolio premium or discount per the company’s valuation policy and the Institute for Portfolio Alternatives’ guidelines.[2]

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This letter will be mailed to shareholders on March 12, 2024. A webinar will be held on March 14, 2024, at 2:30 p.m. ET for shareholders and financial professionals. Register for the webinar at cnlhealthcareproperties.com/webinar. A replay will be available within 48 business hours on cnlhealthcareproperties.com.

For additional information, please read the Form 8-K filed March 12, 2024, contact your sales representative directly or call CNL Client Services at 866-650-0650, option 2.

Forward-looking statements are based on current expectations and may be identified by words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plans,” “continues,” “pro forma,” “may,” “will,” “seeks,” “should” and “could,” and terms of similar substance, and speak only as of the date made. Actual results could differ materially due to risks and uncertainties that are beyond the company’s ability to control or accurately predict. The reader should not place undue reliance on forward-looking statements.

[1]

The estimated NAV per share is only an estimate based on a snapshot in time and several assumptions and estimates, which can be considered inherently imprecise. The NAV is based on numerous assumptions concerning the industry, business, economic and regulatory conditions, all of which are subject to changes. Throughout the valuation process, the valuation committee, the company’s advisor, and senior management members reviewed, confirmed, and approved the processes and methodologies and their consistency with real estate industry standards and best practices.

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There is no assurance that CNL Healthcare Properties’ adherence to any of the methodologies set forth in IPA Practice Guideline 2013-01 “Valuations of Publicly Registered Non-Traded REITs” satisfies applicable compliance or other requirements of the SEC, FINRA or under ERISA with respect to the preparation and disclosure of its estimated NAV per share.

FOR BROKER-DEALER AND RIA USE ONLY.

See SEC filing for complete details. This information is derived from the issuer’s public filings and does not replace or supersede any information provided therein.

CHP-0324-3348889-BD